Exhibit 4(e)1

MISSISSIPPI POWER & LIGHT COMPANY

to

BANK OF MONTREAL TRUST COMPANY

and

Z. GEORGE KLODNICKI,
As Trustees under Mississippi
Power & Light Company’s Mortgage and
Deed of Trust, dated as of February 1, 1988

SIXTH SUPPLEMENTAL INDENTURE
Providing among other things for

General and Refunding Mortgage Bonds
8.65% Series due January 15, 2023

Dated as of January 1, 1993

Table of Contents
Page

Parties	1

Recitals	1

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.01.	Terms From the Original Indenture 5

Section 1.02.	Certain Defined Terms 5

Section 1.03.	References Are to Sixth Supplemental Indenture 6

Section 1.04.	Number and Gender 6
ARTICLE II
THE ELEVENTH SERIES

Section 2.01.	Bonds of the Eleventh Series 6

Section 2.02.	Optional Redemption of Bonds of the Eleventh Series 6

Section 2.03.	Transfer and Exchange 7

Section 2.04.	Dating of Bonds and Interest Payments 8
ARTICLE III
COVENANTS

Section 3.01.	Maintenance of Paying Agent 8

Section 3.02.	Further Assurances 9

Section 3.03.	Limitation on Restricted Payments 9

Section 3.04.	Protection of Rate Order 9

Section 3.05.	Limitation on Sale, Transfer or Pledge of Deferred Grand Gulf I Costs 10

Section 3.06.	Preconsent to Modification of Rights under Sections 3.04 and 3.05 10
ARTICLE IV
THE COMPANY RESERVES THE RIGHT TO AMEND
CERTAIN PROVISIONS OF THE ORIGINAL INDENTURE

Section 4.01.	Reservation of the Right of Amendment - Excepted Encumbrances and Releases 10

Section 4.02.	Reservation of the Right of Amendment - Release of Mortgaged and Pledged Property 11

Section 4.03.	Reservation of the Right of Amendment - Net Earning Certificate 13

Section 4.04.	Reservation of the Right of Amendment - Defaults 13

ARTICLE V
MISCELLANEOUS PROVISIONS

Section 5.01.	Acceptance of Trusts 14

Section 5.02.	Effect of Sixth Supplemental Indenture under Louisiana Law 14

Section 5.03.	Record Date 15

Section 5.04.	Titles 15

Section 5.05.	Counterparts 15

Section 5.06.	Governing Law 15

Signatures
Acknowledgments
Exhibit A - Form of Bond of Eleventh Series

SIXTH SUPPLEMENTAL INDENTURE
SIXTH SUPPLEMENTAL INDENTURE, dated as of January 1, 1993, between MISSISSIPPI POWER & LIGHT COMPANY, a corporation of the State of Mississippi, whose post office address is P.O. Box 1640, Jackson, Mississippi 39215-1640 (tel. 601-969-2311) (the “Company”) and BANK OF MONTREAL TRUST COMPANY, a corporation of the State of New York, whose principal office is located at 77 Water Street, New York, New York 10005 (tel. 212-701-7650) and Z. GEORGE KLODNICKI, whose post office address is 87 Prospect Avenue, Westwood, New Jersey 07675 (tel. 212-701-7650), as trustees under the Mortgage and Deed of Trust, dated as of February 1, 1988, executed and delivered by the Company (herein called the “Original Indenture”; the Original Indenture together with any and all indentures and instruments supplemental thereto being herein called the “Indenture”);
WHEREAS, the Original Indenture has been duly recorded or filed as required in the States of Mississippi, Arkansas and Wyoming; and
WHEREAS, the Company has executed and delivered to the Trustees (such term and all other defined terms used herein and not defined herein having the respective definitions to which reference is made in Article I below) its First Supplemental Indenture, dated as of February 1, 1988, its Second Supplemental Indenture, dated as of July 1, 1988, its Third Supplemental Indenture, dated as of May 1, 1989, its Fourth Supplemental Indenture, dated as of May 1, 1990 and its Fifth Supplemental Indenture, dated as of November 1, 1992, each as a supplement to the Original Indenture, which Supplemental Indentures have been duly recorded or filed as required in the States of Mississippi, Arkansas and Wyoming; and
WHEREAS, in addition to property described in the Original Indenture, as heretofore supplemented, the Company has acquired certain other property rights and interests in property; and
WHEREAS, the Company has heretofore issued, in accordance with the provisions of the Indenture, the following series of bonds:

Series	Principal Amount Issued and Outstanding
14.65% Series due February 1, 1993	$55,000,000
14.95% Series due February 1, 1995	$20,000,000
11.11% Series due July 15, 1994	$18,000,000
11.14% Series due July 15, 1995	$10,000,000
11.18% Series due July 15, 1996	$26,000,000
11.20% Series due July 15, 1997	$46,000,000
9.90% Series due April 1, 1994	$30,000,000
5.95% Series due October 15, 1995	$15,000,000
6.95% Series due July 15, 1997	$50,000,000
; and
WHEREAS, Section 19.04 of the Original Indenture provides, among other things, that any power, privilege or right expressly or impliedly reserved to or in any way conferred upon the Company by any provision of the Indenture, whether such power, privilege or right is in any way restricted or is unrestricted, may be in whole or in part waived or surrendered or subjected to any restriction if at the time unrestricted or to additional restriction if already restricted, and the Company may enter into any further covenants, limitations, restrictions or provisions for the benefit of any one or more series of bonds issued thereunder, or the Company may establish the terms and provisions of any series of bonds by an instrument in writing executed and acknowledged by the Company in such manner as would be necessary to entitle a conveyance of real estate to be recorded in all of the states in which any property at the time subject to the Lien of the Indenture shall be situated; and
WHEREAS, the Company desires to create a new series of bonds under the Indenture and to add to its covenants and agreements contained in the Indenture certain other covenants and agreements to be observed by it; and
WHEREAS, all things necessary to make this Sixth Supplemental Indenture a valid, binding and legal instrument have been performed, and the issue of said series of bonds, subject to the terms of the Indenture, has been in all respects duly authorized;
NOW, THEREFORE, THIS SIXTH SUPPLEMENTAL INDENTURE WITNESSETH: That the Company, in consideration of the premises and of Ten Dollars ($10) to it duly paid by the Trustees at or before the ensealing and delivery of these presents, the receipt whereof is hereby acknowledged, and in order to further secure the payment of both the principal of and interest on the bonds from time to time issued under the Indenture, according to their tenor and effect and the performance of all provisions of the Indenture and of said bonds, hereby grants, bargains, sells, releases, conveys, assigns, transfers, mortgages, hypothecates, affects, pledges, sets over and confirms a security interest in (subject, however, to Excepted Encumbrances as defined in Section 1.06 of the Original Indenture), unto Z. GEORGE KLODNICKI and (to the extent of its legal capacity to hold the same for the purposes hereof) to BANK OF MONTREAL TRUST COMPANY, as Trustees, and to their successor or successors in said trust, and to said Trustees and their successors and assigns forever, all properties of the Company real, personal and mixed, of any kind or nature (except as in the Indenture expressly excepted), now owned (including, but not limited to, that located in the following counties in the State of Mississippi: Adams, Amite, Attala, Bolivar, Calhoun, Carroll, Choctaw, Claiborne, Coahoma, Copiah, Covington, DeSoto, Franklin, Grenada, Hinds, Holmes, Humphreys, Issaquena, Jefferson, Jefferson Davis, Lawrence, Leake, Leflore, Lincoln, Madison, Montgomery, Panola, Pike, Quitman, Rankin, Scott, Sharkey, Simpson, Smith, Sunflower, Tallahatchie, Tate, Tunica, Walthall, Warren, Washington, Webster, Wilkinson, Yalobusha and Yazoo; and in Independence County, Arkansas, and Campbell County, Wyoming) or, subject to the provisions of Section 15.03 of the Original Indenture, hereafter acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) and wheresoever situated, including (without in anywise limiting or impairing by the enumeration of the same, the scope and intent of the foregoing or of any general description contained in the Indenture) all real estate, lands, easements, servitudes, licenses, permits, franchises, privileges, rights of way and other rights in or relating to real estate or the occupancy of the same; all power sites, flowage rights, water rights, water locations, water appropriations, ditches, flumes, reservoirs, reservoir sites, canals, raceways, waterways, dams, dam sites, aqueducts, and all other rights or means for appropriating, conveying, storing and supplying water; all rights of way and roads; all plants for the generation of electricity by steam, water and/or other power; all power houses, street lighting systems, standards and other equipment incidental thereto; all telephone, radio and television systems, air conditioning systems and equipment incidental thereto, water wheels, water works, water systems, steam heat and hot water plants, substations, electric, gas and water lines, service and supply systems, bridges, culverts, tracks, ice or refrigeration plants and equipment, offices, buildings and other structures and the equipment thereof; all machinery, engines, boilers, dynamos, turbines, electric, gas and other machines, prime movers, regulators, meters, transformers, generators (including, but not limited to, engine driven generators and turbogenerator units), motors, electrical, gas and mechanical appliances, conduits, cables, water, steam heat, gas or other pipes, gas mains and pipes, service pipes, fittings, valves and connections, pole and transmission lines, towers, overhead conductors and devices, underground conduits, underground conductors and devices, wires, cables, tools, implements, apparatus, storage battery equipment, and all other fixtures and personalty; all municipal and other franchises, consents or permits; all lines for the transmission and distribution of electric current, steam heat or water for any purpose including towers, poles, wires, cables, pipes, conduits, ducts and all apparatus for use in connection therewith and (except as in the Indenture expressly excepted) all the right, title and interest of the Company in and to all other property of any kind or nature appertaining to and/or used and/or occupied and/or enjoyed in connection with any property in the Indenture described.
TOGETHER WITH all and singular the tenements, hereditaments, prescriptions, servitudes and appurtenances belonging or in anywise appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders and (subject to the provisions of Section 11.01 of the Original Indenture) the tolls, rents, revenues, issues, earnings, income, product and profits thereof, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforesaid property, rights and franchises and every part and parcel thereof.
IT IS HEREBY AGREED by the Company that, subject to the provisions of Section 15.03 of the Original Indenture, all the property, rights and franchises acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) after the date hereof, except any in the Indenture expressly excepted, shall be and are as fully granted and conveyed by the Indenture and as fully embraced within the Lien of the Indenture as if such property, rights and franchises were now owned by the Company and were specifically described by the Indenture and granted and conveyed by the Indenture.
PROVIDED that the following are not and are not intended to be now or hereafter granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, hypothecated, affected, pledged, set over or confirmed hereunder, nor is a security interest therein hereby granted or intended to be granted, and the same are hereby expressly excepted from the Lien and operation of the Indenture, viz: (1) cash, shares of stock, bonds, notes and other obligations and other securities not in the Indenture specifically pledged, paid, deposited, delivered or held under the Indenture or covenanted so to be; (2) merchandise, equipment, apparatus, materials or supplies held for the purpose of sale or other disposition in the usual course of business or for the purpose of repairing or replacing (in whole or part) any rolling stock, buses, motor coaches, automobiles or other vehicles or aircraft or boats, ships, or other vessels and any fuel, oil and similar materials and supplies consumable in the operation of any of the properties of the Company; rolling stock, buses, motor coaches, automobiles and other vehicles and all aircraft; boats, ships and other vessels; all timber, minerals, mineral rights and royalties; (3) bills, notes and other instruments and accounts receivable, judgments, demands and choses in action, and all contracts, leases and operating agreements not specifically pledged under the Indenture or covenanted so to be; (4) the last day of the term of any lease or leasehold which may hereafter become subject to the Lien of the Indenture; (5) electric energy, gas, water, steam, ice, and other materials or products generated, manufactured, produced or purchased by the Company for sale, distribution or use in the ordinary course of its business; (6) any natural gas wells or natural gas leases or natural gas transportation lines or other works or property used primarily and principally in the production of natural gas or its transportation, primarily for the purpose of sale to natural gas customers or to a natural gas distribution or pipeline company, up to the point of connection with any distribution system, and any natural gas distribution system; and (7) the Company’s franchise to be a corporation; provided, however, that the property and rights expressly excepted from the Lien and operation of the Indenture in the above subdivisions (2) and (3) shall (to the extent permitted by law) cease to be so excepted in the event and as of the date that either or both of the Trustees or a receiver or trustee shall enter upon and take possession of the Mortgaged and Pledged Property in the manner provided in Article XII of the Original Indenture by reason of the occurrence of a Default.
TO HAVE AND TO HOLD all such properties, real, personal and mixed, granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, hypothecated, affected, pledged, set over or confirmed or in which a security interest has been granted by the Company as aforesaid, or intended so to be (subject, however, to Excepted Encumbrances as defined in Section 1.06 of the Original Indenture), unto Z. GEORGE KLODNICKI and (to the extent of its legal capacity to hold the same for the purposes hereof) to BANK OF MONTREAL TRUST COMPANY, and their successors and assigns forever.
IN TRUST NEVERTHELESS, upon the terms and trusts in the Indenture set forth, for the equal pro rata benefit and security of all and each of the bonds and coupons issued and to be issued under the Indenture, or any of them, in accordance with the terms of the Indenture, without preference, priority or distinction as to the Lien of any of said bonds and coupons over any others thereof by reason of priority in the time of the issue or negotiation thereof, or otherwise howsoever, subject to the provisions in the Indenture set forth in reference to extended, transferred or pledged coupons and claims for interest; it being intended that, subject as aforesaid, the Lien and security of all of said bonds and coupons of all series issued or to be issued under the Indenture shall take effect from the date of the initial issuance of bonds under the Indenture, and that the Lien and security of the Indenture shall take effect from said date as though all of the said bonds of all series were actually authenticated and delivered and issued upon such date.
PROVIDED, HOWEVER, these presents are upon the condition that if the Company, its successors or assigns, shall pay or cause to be paid, the principal of and interest on said bonds, or shall provide, as permitted hereby, for the payment thereof by depositing with the Trustee the entire amount due or to become due thereon for principal and interest, and if the Company shall also pay or cause to be paid all other sums payable hereunder by it, then the Indenture and the estate and rights granted under the Indenture shall cease, determine and be void, otherwise to be and remain in full force and effect.
AND IT IS HEREBY COVENANTED, DECLARED AND AGREED by the Company that all the terms, conditions, provisos, covenants and provisions contained in the Indenture shall affect and apply to the property hereinbefore described and conveyed and to the estate, rights, obligations and duties of the Company and the Trustees and their successor or successors as Trustees in such trust in the same manner and with the same effect as if the said property had been owned by the Company at the time of the execution of the Original Indenture and had been specifically and at length described in and conveyed to said Trustees by the Original Indenture as a part of the property therein stated to be conveyed.
The Company further covenants and agrees to and with the Trustees and their successor or successors in such trust as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.01.    Terms From the Original Indenture. All defined terms used in this Sixth Supplemental Indenture and not otherwise defined herein shall have the respective meanings ascribed to them in the Original Indenture.

Section 1.02.    Certain Defined Terms. As used in this Sixth Supplemental Indenture, the following defined terms shall have the respective meanings specified unless the context clearly requires otherwise:

The term “Eleventh Series” shall have the meaning specified in Section 2.01.
The term “Original Indenture” shall have the meaning specified in the first paragraph hereof.
The term “Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
The term “Rate Order” shall mean the Final Order on Rehearing, dated September 16, 1985, as amended by further orders dated, respectively, September 29, 1988 and September 7, 1989, issued by the Mississippi Public Service Commission providing for, among other things, the recovery by the Company of Deferred Grand Gulf I Costs.
The term “System Energy” shall mean System Energy Resources, Inc., an Arkansas corporation, or any successor company to which the Company shall be obligated to purchase capacity and energy from Grand Gulf I.
Section 1.03.    References Are to Sixth Supplemental Indenture. Unless the context otherwise requires, all references herein to “Articles”, “Sections” and other subdivisions refer to the corresponding Articles, Sections and other subdivisions of this Sixth Supplemental Indenture, and the words “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Sixth Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision hereof or to the Original Indenture or any other supplemental indenture thereto.

Section 1.04.    Number and Gender. Unless the context otherwise requires, defined terms in the singular include the plural, and in the plural include the singular. The use of a word of any gender shall include all genders.

ARTICLE II

THE ELEVENTH SERIES

Section 2.01.    Bonds of the Eleventh Series. There shall be a series of bonds designated as the 8.65% Series due January 15, 2023 (herein sometimes referred to as the “Eleventh Series”), each of which shall also bear the descriptive title “General and Refunding Mortgage Bond” unless subsequent to the issuance of such bonds a different descriptive title is permitted by Section 2.01 of the Original Indenture. The form of bonds of the Eleventh Series shall be substantially in the form of Exhibit A hereto. Bonds of the Eleventh Series shall mature on January 15, 2023, and shall be issued only as fully registered bonds in denominations of One Thousand Dollars and, at the option of the Company, in any multiple or multiples thereof (the exercise of such option to be evidenced by the execution and delivery thereof). Bonds of the Eleventh Series shall bear interest at the rate of eight and sixty-five one hundredths per centum (8.65%) per annum (except as hereinafter provided), payable semi-annually on January 15 and July 15 of each year, and at maturity, the first interest payment to be made on July 15, 1993 for the period from January 15, 1993 to July 15, 1993; the principal and interest on each said bond to be payable at the office or agency of the Company in the Borough of Manhattan, The City of New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts. Interest on the bonds of the Eleventh Series may at the option of the Company be paid by check mailed to the registered owners thereof. Overdue principal and overdue interest in respect of the bonds of the Eleventh Series shall bear interest (before and after judgment) at the rate of nine and sixty-five one hundredths per centum (9.65%) per annum. Interest on the bonds of the Eleventh Series shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest on the bonds of the Eleventh Series in respect of a portion of a month shall be calculated based on the actual number of days elapsed.
The Company reserves the right to establish at any time, by Resolution of the Board of Directors of the Company, a form of coupon bond, and of appurtenant coupons, for the Eleventh Series and to provide for exchangeability of such coupon bonds with the bonds of said Series issued hereunder in fully registered form and to make all appropriate provisions for such purpose.
Section 2.02.    Optional Redemption of Bonds of the Eleventh Series. (a) Bonds of the Eleventh Series shall not be redeemable prior to January 15, 1998. On and after January 15, 1998, bonds of the Eleventh Series shall be redeemable, at the option of the Company, in whole at any time, or in part from time to time, prior to maturity, upon notice mailed to each registered owner at his last address appearing on the registry books not less than 30 days prior to the date fixed for redemption, at the following general redemption prices, expressed in percentages of the principal amount of the bonds to be redeemed:

GENERAL REDEMPTION PRICES
If redeemed during 12 month period ending January 14,

1999	106.35%	2008	102.54%	2016	100.00%
2000	105.93%	2009	102.12%	2017	100.00%
2001	105.50%	2010	101.69%	2018	100.00%
2002	105.08%	2011	101.27%	2019	100.00%
2003	104.66%	2012	100.85%	2020	100.00%
2004	104.23%	2013	100.42%	2021	100.00%
2005	103.81%	2014	100.00%	2022	100.00%
2006	103.39%	2015	100.00%	2023	100.00%
2007	102.96%

in each case together with accrued interest to the date fixed for redemption.
(b)On and after January 15, 1998, bonds of the Eleventh Series shall also be redeemable in whole at any time, or in part from time to time, prior to maturity, upon like notice, by the application (either at the option of the Company or pursuant to the requirements of the Original Indenture) of cash delivered to or deposited with the Trustee pursuant to the provisions of Section 9.05 of the Original Indenture or subject to the provisions of Section 11.05 of the Original Indenture at the following special redemption prices, expressed in percentages of the principal amount of the bonds to be redeemed:
SPECIAL REDEMPTION PRICES
If redeemed during 12 month period ending January 14,

1999	100.00%	2008	100.00%	2016	100.00%
2000	100.00%	2009	100.00%	2017	100.00%
2001	100.00%	2010	100.00%	2018	100.00%
2002	100.00%	2011	100.00%	2019	100.00%
2003	100.00%	2012	100.00%	2020.	100.00%
2004	100.00%	2013	100.00%	2021	100.00%
2005	100.00%	2014	100.00%	2022	100.00%
2006	100.00%	2015	100.00%	2023	100.00%
2007	100.00%

in each case together with accrued interest to the date fixed for redemption.
Section 2.03.    Transfer and Exchange. (a) At the option of the registered owner, any bonds of the Eleventh Series, upon surrender thereof for cancellation at the office or agency of the Company in the Borough of Manhattan, The City of New York, New York, shall be exchangeable for a like aggregate principal amount of bonds of the same series of other authorized denominations.

b.Bonds of the Eleventh Series shall be transferable, upon the surrender thereof for cancellation, together with a written instrument of transfer in form approved by the registrar duly executed by the registered owner or by his duly authorized attorney, at the office or agency of the Company in the Borough of Manhattan, The City of New York, New York.

c.Upon any such exchange or transfer of bonds of the Eleventh Series, the Company may make a charge therefor sufficient to reimburse it for any tax or taxes or other governmental charge, as provided in Section 2.05 of the Original Indenture, but the Company hereby waives any right to make a charge in addition thereto for any such exchange or transfer of bonds of the Eleventh Series.

Section 2.04.    Dating of Bonds and Interest Payments. (a) Bonds of the Eleventh Series shall be dated and bear interest from the date of issuance, provided that if any bond of the Eleventh Series shall be authenticated and delivered upon a transfer of, or in exchange for or in lieu of, any other bond or bonds of the Eleventh Series, it shall be dated so that such bond shall bear interest from the last preceding date to which interest shall have been paid on the bond or bonds in respect of which such bond shall have been delivered or from January 15, 1993 if authenticated and delivered prior to July 15, 1993.

b.Notwithstanding the foregoing, bonds of the Eleventh Series shall be dated so that the Person in whose name any bond of the Eleventh Series is registered at the close of business on any record date for the Eleventh Series with respect to any interest payment shall be entitled to receive the interest payable on the interest payment date notwithstanding the cancellation of such bond upon any transfer or exchange thereof subsequent to the record date of the Eleventh Series and prior to such interest payment date, except if, and to the extent that, the Company shall default in the payment of the interest due on such interest payment date, in which case such defaulted interest shall be paid to the Persons in whose names Outstanding bonds of the Eleventh Series are registered on the day immediately preceding the date of payment of such defaulted interest. Any bond of the Eleventh Series issued upon any transfer or exchange subsequent to the record date for the Eleventh Series for any interest payment date and prior to such interest payment date shall bear interest from such interest payment date. The term “record date for the Eleventh Series”, as used with respect to any interest payment date, shall mean the 14th day of the month, whether or not a business day, in which such interest payment date occurs.

ARTICLE III

COVENANTS

Section 3.01.    Maintenance of Paying Agent. So long as any bonds of the Eleventh Series are Outstanding, the Company covenants that the office or agency of the Company in the Borough of Manhattan, The City of New York, New York where the principal of or interest on any bonds of such series shall be payable shall also be an office or agency where any such bonds may be transferred or exchanged and where notices, presentations or demands to or upon the Company in respect of such bonds or in respect of the Indenture may be given or made.

Section 3.02.    Further Assurances. From time to time whenever reasonably requested by the Trustee or the holders of not less than a majority in principal amount of the Eleventh Series Bonds then Outstanding, the Company will make, execute and deliver or cause to be made, executed and delivered any and all such further and other instruments and assurances as may be reasonably necessary or proper to carry out the intention of or to facilitate the performance of the terms of the Indenture or to secure the rights and remedies of the holders of such bonds.

Section 3.03.    Limitation on Restricted Payments.
a.So long as any bonds of the Eleventh Series are Outstanding, the Company covenants that it will not declare any dividends on its common stock (other than (1) a dividend payable solely in shares of its common stock or (2) a dividend payable in cash in cases where, concurrently with the payment of such dividend, an amount in cash equal to such dividend is received by the Company as a capital contribution or as the proceeds of the issue and sale of shares of its common stock) or make any distribution on outstanding shares of its common stock or purchase or otherwise acquire for value any outstanding shares of its common stock (otherwise than in exchange for or out of the proceeds from the sale of other shares of its common stock) unless, after such dividend, distribution, purchase or acquisition, the aggregate amount of such dividends, distributions, purchases or acquisitions paid or made subsequent to December 31, 1992 (other than any dividend declared by the Company on or before December 31, 1992) does not exceed (without giving effect to (1) any such dividends, distributions, purchases or acquisitions or (2) any net transfers from earned surplus to stated capital accounts) the sum of (A) the aggregate amount credited subsequent to December 31, 1992 to earned surplus, (B) $250,000,000 and (C) such additional amounts as shall be authorized or approved, upon application by the Company and after notice, by the SEC under the Holding Company Act.

b.For the purpose of this Section, the aggregate amount credited subsequent to December 31, 1992 to earned surplus shall be determined in accordance with generally accepted accounting principles and practices (or, if in the opinion of the Company’s independent public accountants (delivered to the Trustee), there is an absence of any such generally accepted accounting principles and practices as to the determination in question, then in accordance with sound accounting practices) and after making provision for dividends upon any preferred stock of the Company accumulated subsequent to such date, and in addition there shall be deducted from earned surplus all amounts (without duplication) of losses, write-offs, write-downs or amortization of property, whether extraordinary or otherwise, recorded in and applicable to a period or period subsequent to December 31, 1992. Also for purposes of this Section, credits to earned surplus shall be determined without reference to and shall not include undistributed retained earnings of Subsidiaries.

Section 3.04.    Protection of Rate Order. So long as any bonds are Outstanding under the Indenture that were issued under Article IV of the Original Indenture, the Company covenants that it will:

a.take all reasonable actions (i) to maintain in full force and effect the Rate Order or any other regulatory authorization or legal or other authority pursuant to which the Company recovers amounts paid to System Energy in respect of capacity and energy from Grand Gulf I and records Deferred Grand Gulf I Costs on its books as assets and (ii) to defend against any action, suit or regulatory proceeding seeking to abrogate, invalidate or materially adversely modify the Rate Order or such regulatory authorization or legal or other authority; and

b.not take any action to modify the Rate Order or such other regulatory authorization or legal or other authority unless it first delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel to the effect that, in the opinion of the signers, such proposed modification is not materially adverse to the interest of the registered owners of Outstanding bonds that were issued under Article IV of the Original Indenture.

Section 3.05.    Limitation on Sale, Transfer or Pledge of Deferred Grand Gulf I Costs. So long as any Bonds are Outstanding under the Indenture that were issued under Article IV of the Original Indenture, the Company covenants that it will not sell, assign, transfer or otherwise dispose of, or grant, incur or permit to exist any Lien on, any of its Deferred Grand Gulf I Costs, other than the Lien of the Indenture or as may be contem-plated by the granting clauses of the 1944 Mortgage as of the date of this Sixth Supplemental Indenture.

Section 3.06.    Preconsent to Modification of Rights under Sections 3.04 and 3.05. The Holders of the bonds of the Eleventh Series hereby consent to any modification of the Rate Order or any other act, disposition, Lien or thing prohibited or limited by Sections 3.04 or 3.05 of this Sixth Supplemental Indenture or the failure to take any action required by such Sections or the waiver or amendment of any provision of such Sections if the Company obtains the consent (in any number of instruments of similar tenor executed by registered owners of bonds or by their attorneys appointed in writing) to such modification, act, omission, disposition, Lien, thing, failure to act, waiver or amendment of the registered owners of at least a majority in aggregate principal amount of the bonds then Outstanding under the Indenture that were issued under Article IV of the Original Indenture.

ARTICLE IV

THE COMPANY RESERVES THE RIGHT TO AMEND CERTAIN PROVISIONS OF THE ORIGINAL INDENTURE

Section 4.01.    Reservation of the Right of Amendment - Excepted Encumbrances and Releases. The Company reserves the right, without any consent or other action by holders of bonds of the Eleventh Series or of any subsequently created series, to amend the Original Indenture as heretofore amended and supplemented, as follows:

To amend subdivision (e) of Section 1.06 of the Original Indenture to read as follows:
“(e) easements, ground leases, restrictions, exceptions or reservations in any property and/or rights of way of the Company for the purpose of roads, pipe lines, transmission lines, transportation lines, distribution lines, communication lines, railways, removal of coal or other minerals or timber, and other like purposes, or for the joint or common use of real property, rights of way, facilities and/or equipment, and defects, irregularities and deficiencies in titles of any property and/or rights of way which do not materially impair the use of such property and/or rights of way for the purposes for which such property and/or rights of way are held by the Company;”
To amend Section 11.02 of the Original Indenture by deleting the word “and” at the end of subdivision (2), replacing the period at the end of subdivision (3) with a semicolon, and adding the following subdivision (4) at the end of Section 11.02 to read as follows:
“and (4) grant, free from the Lien of this Indenture, and effect the subordination of the Lien of this Indenture to, easements, ground leases or rights of way in, upon, over and across the property or rights of way to the Company for the purpose of roads, pipe lines, transmission lines, transportation lines, distribution lines, communications lines, railways, removal of coal or other minerals or timber, and other like purposes, or for the joint or common use of real property, rights of way, facilities and/or equipment; provided that such grant does not materially impair the use of the property or rights of way for the purposes for which such property or rights of way are held by the Company.”
Section 4.02.    Reservation of the Right of Amendment -- Release of Mortgaged and Pledged Property. The Company reserves the right, without any consent or other action by holders of bonds of the Eleventh Series or of any subsequently created series, to amend the Original Indenture, as heretofore amended and supplemented, as follows:

To amend Section 11.04 of the Original Indenture by inserting “(I)” before the word “Unless” in the first line thereof, and by adding the following Subsection (II) at the end of Section 11.04;
“(II) Unless the Company is in default in the payment of the interest on any bonds then Outstanding hereunder or one or more of the Defaults shall have occurred and be continuing, the Company may obtain the release of any of the Mortgaged and Pledged Property that is not Funded Property, except cash then held by the Trustee (provided, however, that obligations secured by purchase money mortgage deposited with the Trustee shall not be released except as provided in Section 11.05 hereof), and the Trustee shall release all its right, title and interest in and to the same from the Lien hereof upon application of the Company and receipt by the Trustee of the following (in lieu of complying with the requirements of Section 11.03 hereof):
(1)an Officers’ Certificate complying with the requirements of Section 19.05 hereof and describing in reasonable detail the property to be released and requesting such release, and stating:
(a)that the Company is not in default in the payment of interest on any bonds then Outstanding hereunder and that no Default has occurred and is continuing;
(b)that the Company has sold, leased, granted an interest in, exchanged, dedicated or disposed of, or intends or has agreed to sell, lease, grant an interest in, exchange, dedicate or dispose of or that a governmental body or agency has exercised a right to order the Company to divest itself of, the property to be released;
(c)that the property to be released is not Funded Property;
(d)that (except in any case where a governmental body or agency has exercised a right to order the Company to divest itself of such property) such release is in the opinion of the signers desirable in the conduct of the businesses of the Company; and
(e)the amount of cash and/or principal amount of obligations secured by purchase money mortgage received or to be received for any portion of said property sold to any Federal, State, County, Municipal or other governmental bodies or agencies or public or semi-public corporations, districts, or authorities;
(2)an Engineer’s Certificate, made and dated not more than ninety (90) days prior to the end of such application, stating:
(a)the fair value, in the opinion of the signers, of the property (or securities) to be released;
(b)that in the opinion of the signers such release will not impair the security under this Indenture in contravention of the provisions hereof; and
(c)that the Company has Property Additions constituting property that is not Funded Property (not including the Property Additions then being released) of a Cost or fair value to the Company (whichever is less) of not less than one dollar ($1) (after making any deductions and any additions pursuant to the provisions of Section 1.04 hereof) after deducting the Cost of the property then being released;
(3)an Opinion of Counsel complying with the requirements of Section 19.05 hereof and stating that all conditions precedent provided for in this Indenture relating to the release of the property in question have been complied with; and
(4)in case the Trustee is requested to release any franchise, an Opinion of Counsel complying with the requirements of Section 19.05 hereof and stating that in his or their opinion such release will not impair to any material extent the right of the Company to operate any of its remaining properties.”
To amend the eleventh paragraph of Section 1.02 of the Original Indenture to read as follows:
“The term ‘Engineer’s Certificate’ shall mean a certificate signed by the Chairman of the Board, Chief Executive Officer, the President or a Vice-President of the Company and by an Engineer (who may be an employee of the Company) appointed by the Board of Directors of the Company; provided, however, if any property or securities are to be released from the Lien of this Indenture, the Engineer’s Certificate as to the fair value of such property or securities and as to matters referred to in clause (f) of subdivision (2) of Section 11.03 hereof or clause (b) of subdivision (2) of Section 11.04 (II) hereof shall be made by an Independent Engineer, appraiser, or other expert, if the fair value of such property or securities and of all other property or securities released since the commencement of the then current calendar year, as set forth in the certificates required by this Indenture, is ten per centum (10%) or more of the aggregate principal amount of the bonds at the time Outstanding; but such a certificate of an Independent Engineer, appraiser, or other expert shall not be required in the case of any release of property or securities, if the fair value thereof as set forth in the certificates required by this Indenture is less than Twenty-five Thousand Dollars ($25,000) or less than one per centum (1%) of the aggregate of (x) the principal amount of the bonds at the time Outstanding hereunder and (y) the principal amount of the bonds at the time Outstanding, as therein defined, under the 1944 Mortgage. If and to the extent required by the provisions of Section 19.05 hereof, each such certificate shall include the statements provided for in such Section.”
Section 4.03.    Reservation of the Right of Amendment - Net Earning Certificate. The Company reserves the right, without consent or other action by holders of bonds of the Eleventh Series or of any subsequently created series, to amend the Original Indenture, as heretofore amended and supplemented, as follows:

To amend the third line of subdivision (A) of Section 1.07 of the Original Indenture by replacing the phrase “within the fifteen (15) calendar months” with the phrase “within the eighteen (18) calendar months”.
Section 4.04.    Reservation of the Right of Amendment - Defaults. The Company reserves the right, without consent or other action by holders of bonds of the Eleventh Series or of any subsequently created series, to amend the Original Indenture, heretofore amended and supplemented, as follows:

Subdivision (b) of Section 12.01 of the Original Indenture shall be amended to read as follows:
“(b) Failure to pay interest upon any bond hereby secured for a period of thirty (30) days after such interest shall have become due and payable;”
Subdivision (e) of Section 12.01 of the Original Indenture shall be amended to read as follows:
“(e) The expiration of a period of ninety (90) days after the mailing by the Trustee to the Company of a written demand (citing this provision), or by the holders of fifteen per centum (15%) in principal amount of the bonds at the time Outstanding hereunder (determined as provided in Section 12.07 hereof) to the Company and to the Trustee of a written demand, that the Company perform a specified covenant or agreement contained herein or in any indenture supplemental hereto or in any bond secured hereby, which specified covenant or agreement the Company shall have failed to perform prior to such mailing, unless the Company during such period shall have performed such specified covenant or agreement or shall have in good faith commenced efforts to perform the same. The Trustee may, and, if requested in writing so to do by the holders of a majority in principal amount of the bonds then Outstanding, shall, make such demand;”
First two paragraphs of Section 12.14 of the Original Indenture shall be amended to read as follows:
“Section 12.14. The Company covenants that if default shall be made in the payment of the principal of any bond hereby secured when the same shall become due and payable, whether by the maturity of said bond or otherwise, or in the case of a default in the payment of the interest on any bond for a period of thirty (30) days after such interest shall have become due and payable, then upon demand of the Trustee, the Company will pay to the Trustees, for the benefit of the holders of the bonds and coupons then secured hereby, the whole amount due and payable on all such bonds and coupons for principal, premium, if any, and interest, with interest on any overdue principal and (to the extent that payment of such interest is not prohibited under applicable law) on any overdue interest at the rate borne by the bonds with respect to which any such amount or amounts are overdue plus one per centum (1%) per annum.
In the case of a default in payment of the principal of any bond when the same shall become due and payable, or in the case of a default in the payment of the interest on any bond for a period of thirty (30) days after such interest shall have become due and payable, the Trustees, or either of them, may recover judgment, in their own names and as trustees of an express trust, against the Company for the whole amount of such principal, interest and any premium remaining unpaid together with interest on any overdue principal and (to the extent that payment of such interest is not prohibited under applicable law) on any overdue interest at the rate borne by the bonds with respect to which any such amount or amounts are overdue plus one per centum (1%) per annum.”

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.01.    Acceptance of Trusts. The Trustees hereby accept the trusts herein declared, provided, created or supplemented and agree to perform the same upon the terms and conditions herein and in the Original Indenture, as heretofore supplemented, set forth and upon the following terms and conditions:

The Trustees shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Sixth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely. In general, each and every term and condition contained in Article XVI of the Original Indenture shall apply to and form part of this Sixth Supplemental Indenture with the same force and effect as if the same were herein set forth in full with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this Sixth Supplemental Indenture.
Section 5.02.    Effect of Sixth Supplemental Indenture under Louisiana Law. It is the intention and it is hereby agreed that, so far as concerns that portion of the Mortgaged and Pledged Property situated within the State of Louisiana, the general language of conveyance contained in this Sixth Supplemental Indenture is intended and shall be construed as words of hypothecation and not of conveyance and that, so far as the said Louisiana property is concerned, this Sixth Supplemental Indenture shall be considered as an act of mortgage and pledge under the laws of the State of Louisiana, and the Trustees herein named are named as mortgagee and pledgee in trust for the benefit of themselves and of all present and future holders of bonds of the Eleventh Series and any coupons thereto issued hereunder, and are irrevocably appointed special agents and representatives of the holders of the bonds and coupons issued hereunder and vested with full power in their behalf to effect and enforce the mortgage and pledge hereby constituted for their benefit, or otherwise to act as herein provided for.

Section 5.03.    Record Date. The holders of the bonds of the Eleventh Series shall be deemed to have consented and agreed that the Company may, but shall not be obligated to, fix a record date for the purpose of determining the holders of the bonds of the Eleventh Series entitled to consent to any amendment or supplement to the Indenture or the waiver of any provision thereof or any act to be performed thereunder. If a record date is fixed, those persons who were holders at such record date (or their duly designated proxies), and only those persons, shall be entitled to consent to such amendment, supplement or waiver or to revoke any consent previously given, whether or not such persons continue to be holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.

Section 5.04.    Titles. The titles of the several Articles and Sections of this Sixth Supplemental Indenture and the table of contents shall not be deemed to be any part hereof.

Section 5.05.    Counterparts. This Sixth Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 5.06.    Governing Law. The laws of the State of New York shall govern this Sixth Supplemental Indenture and the bonds of the Eleventh Series, except to the extent that the validity or perfection of the Lien of the Indenture, or remedies thereunder, are governed by the laws of a jurisdiction other than the State of New York.

IN WITNESS WHEREOF, MISSISSIPPI POWER & LIGHT COMPANY has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by its Chairman of the Board, Chief Executive Officer, President or one of its Vice Presidents, and its corporate seal to be attested by its Secretary or one of its Assistant Secretaries for and in its behalf, and BANK OF MONTREAL TRUST COMPANY has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by one of its Vice Presidents or Assistant Vice Presidents and its corporate seal to be attested by one of its Assistant Vice Presidents or Assistant Secretaries, and Z. GEORGE KLODNICKI has hereunto set his hand and affixed his seal, all as of the day and year first above written.
MISSISSIPPI POWER & LIGHT COMPANY

By:    /s/ Glenn E. Harder
Glenn E. Harder
Vice President

Attest:

/s/ Lee W. Randall
Lee W. Randall
Assistant Secretary

BANK OF MONTREAL TRUST COMPANY
As Trustee

By:    /s/ Mark F. McLaughlin
Name:    Mark F. McLaughlin
Title:     Vice President and
Trust Officer

Attest:

/s/ Therese Gaballah
Name:    Therese Gaballah
Title:    Assistant Secretary

By:    /s/ Z. George Klodnicki     [L.S.]
Z. GEORGE KLODNICKI as
Co-Trustee

STATE OF LOUISIANA    )
) ss.:
PARISH OF ORLEANS    )

Personally appeared before me, the undersigned authority in and for the aforesaid Parish and State, the within named Glenn E. Harder, as Vice President and Lee W. Randall, as Assistant Secretary of MISSISSIPPI POWER & LIGHT COMPANY, who acknowledged that they signed, attached the corporate seal of the corporation thereto and delivered the foregoing instrument on the day and year therein stated, by the authority and as the act and deed of the corporation.
On the 15th day of January, 1993, before me personally came Glenn E. Harder, to me known, who, being by me duly sworn, did depose and say that he resides at 106 West Ruelle, Mandeville, Louisiana 70448; that he is a Vice President of MISSISSIPPI POWER & LIGHT COMPANY, the corporation described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation, and that he signed his name thereto by like order.
Given under my hand and seal this 15th day of January, 1993.

/s/ Chris Screen
CHRISTOPHER T. SCREEN
Notary Public
Parish of Jefferson, State of Louisiana
My Commission is Issued for Life

STATE OF NEW YORK    )
) ss.:
COUNTY OF NEW YORK    )

Personally appeared before me, the undersigned authority in and for the aforesaid County and State, the within named MARK F. MCLAUGHLIN, as Vice President, and THERESE GABALLAH, as Assistant Secretary of BANK OF MONTREAL TRUST COMPANY, who acknowledged that they signed, attached the corporate seal of the corporation thereto and delivered the foregoing instrument on the day and year therein stated, by the authority and as the act and deed of the corporation.
On the 19th day of January, 1993, before me personally came MARK F. MCLAUGHLIN, to me known, who, being by me duly sworn, did depose and say that he resides at 44 Norwood Avenue, Allenhurst, New Jersey 07711; that he is a Vice President and Trust Officer of BANK OF MONTREAL TRUST COMPANY, the corporation described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation, and that he signed his name thereto by like order.
Given under my hand and seal this 19th day of January, 1993.

/s/ Maureen Radigan
Maureen Radigan
Notary Public, State of New York
No. 31-4971219
Qualified in New York County
Commission Expires August 27, 1994

STATE OF NEW YORK    )
) ss.:
COUNTY OF NEW YORK    )

Personally appeared before me, the undersigned authority in and for the aforesaid County and State, the within named Z. GEORGE KLODNICKI, who acknowledged that he signed, sealed and delivered the foregoing instrument on the day and year therein mentioned.
On the 19th day of January, 1993, before me personally came Z. GEORGE KLODNICKI, to me known to be the person described in and who acknowledged the foregoing instrument, and acknowledged that he executed the same.
Given under my hand and seal this 19th day of January, 1993.

/s/ Maureen Radigan
Maureen Radigan
Notary Public, State of New York
No. 31-4971219
Qualified in New York County
Commission Expires August 27, 1994

EXHIBIT A

[FORM OF BOND OF ELEVENTH SERIES]
(See legend at the end of this bond for
restrictions on transferability and change of form)

GENERAL AND REFUNDING MORTGAGE BOND

8.65% Series due January 15, 2023
No.    _______    $ ____________
MISSISSIPPI POWER & LIGHT COMPANY, a corporation duly organized and validly existing of the State of Mississippi (hereinafter called the Company), for value received, hereby promises to pay to __________________ or registered assigns, at the office or agency of the Company in New York, New York, the principal sum of $_________ on January 15, 2023 in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts, and to pay in like manner to the registered owner hereof interest thereon from January 15, 1993, if the date of this bond is prior to July 15, 1993 or, if the date of this bond is on or after July 15, 1993, from the July 15 or January 15 next preceding the date of this bond to which interest has been paid (unless the date hereof is an interest payment date to which interest has been paid, in which case from the date hereof), at the rate of eight and sixty‑five one hundredths per centum (8.65%) per annum in like coin or currency on July 15 and January 15 in each year and at maturity, until the principal of this bond shall have become due and been duly paid or provided for, and to pay interest (before and after judgment) on any overdue principal, premium, if any, and on any defaulted interest at the rate of nine and sixty‑five one hundredths per centum (9.65%) per annum. Interest on this bond shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest on this bond in respect of a portion of a month shall be calculated based on the actual number of days elapsed.
The interest so payable on any interest payment date will, subject to certain exceptions provided in the Mortgage hereinafter referred to, be paid to the person in whose name this bond is registered at the close of business (whether or not a business day) on the 14th day of the month in which such interest payment occurs. At the option of the Company, interest may be paid by check mailed on or prior to such interest payment date to the address of the person entitled thereto as such address shall appear on the register of the Company.
This bond shall not become obligatory until Bank of Montreal Trust Company, the Trustee under the Mortgage, or its respective successor thereunder, shall have signed the authentication certificate endorsed hereon.
This bond is one of a series of bonds of the Company issuable in series and is one of a duly authorized series known as its General and Refunding Mortgage Bonds, 8.65% Series due January 15, 2023 (herein called bonds of the Eleventh Series), all bonds of all series issued under and equally secured by a Mortgage and Deed of Trust (herein, together with any indenture supplemental thereto, called the Mortgage), dated as of February 1, 1988, duly executed by the Company to Bank of Montreal Trust Company and Z. George Klodnicki, as Trustees. Reference is made to the Mortgage for a description of the mortgaged and pledged property, assets and rights, the nature and extent of the lien and security, the respective rights, limitations of rights, covenants, obligations, duties and immunities thereunder of the Company, the holders of bonds and the Trustees and the terms and conditions upon which the bonds are, and are to be, secured, the circumstances under which additional bonds may be issued and the definition of certain terms herein used, to all of which, by its acceptance of this bond, the holder of this bond agrees.
The principal hereof may be declared or may become due prior to the maturity date hereinbefore named on the conditions, in the manner and at the time set forth in the Mortgage, upon the occurrence of a Default as in the Mortgage provided. The Mortgage provides that in certain circumstances and upon certain conditions such a declaration and its consequences or certain past defaults and the consequences thereof may be waived by such affirmative vote of holders of bonds as is specified in the Mortgage.
The Mortgage contains provisions permitting the Company and the Trustee to execute supplemental indentures amending the Mortgage for certain specified purposes without the consent of holders of bonds. With the consent of the Company and to the extent permitted by and as provided in the Mortgage, the rights and obligations of the Company and/or the rights of the holders of the bonds of the Eleventh Series and/or the terms and provisions of the Mortgage may be modified or altered by such affirmative vote or votes of the holders of bonds then Outstanding as are specified in the Mortgage.
Any consent or waiver by the holder of this bond (unless effectively revoked as provided in the Mortgage) shall be conclusive and binding upon such holder and upon all future holders of this bond and of any bonds issued in exchange or substitution herefore, irrespective of whether or not any notation of such consent or waiver is made upon this bond or such other bond.
No reference herein to the Mortgage and no provision of this bond or of the Mortgage shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this bond in the manner, at the respective times, at the rate and in the currency herein prescribed.
The bonds are issuable as registered bonds without coupons in the denominations of $1,000 and integral multiples thereof. At the office or agency to be maintained by the Company in the City of New York, State of New York, and in the manner and subject to the provisions of the Mortgage, bonds may be exchanged for a like aggregate principal amount of bonds of other authorized denominations, without payment of any charge other than a sum sufficient to reimburse the Company for any tax or other governmental charge incident thereto. This bond is transferable as prescribed in the Mortgage by the registered owner hereof in person, or by his duly authorized attorney, at the office or agency of the Company in New York, New York, upon surrender of this bond, and upon payment, if the Company shall require it, of the transfer charges provided for in the Mortgage, and, thereupon, a new fully registered bond of the same series for a like principal amount will be issued to the transferee in exchange hereof as provided in the Mortgage. The Company and the Trustees may deem and treat the person in whose name this bond is registered as the absolute owner hereof for the purpose of receiving payment and for all other purposes and neither the Company nor the Trustees shall be affected by any notice to the contrary.
This bond is redeemable at the option of the Company under certain circumstances in the manner and at such redemption prices as are provided in the Mortgage.
No recourse shall be had for the payment of the principal of, premium, if any, or interest on this bond against any incorporator or any past, present or future subscriber to the capital stock, stockholder, officer or director of the Company or of any predecessor or successor corporation, as such, either directly or through the Company or any predecessor or successor corporation, under any rule of law, statute or constitution or by the enforcement of any assessment or otherwise, all such liability of incorporators, subscribers, stockholders, officers and directors being released by the holder or owner hereof by the acceptance of this bond and being likewise waived and released by the terms of the Mortgage.
As provided in the Mortgage, this bond shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, Mississippi Power & Light Company has caused this bond to be signed in its corporate name by its Chairman of the Board, Chief Executive Officer, President or one of its Vice Presidents by his signature or a facsimile thereof, and its corporate seal to be impressed or imprinted hereon and attested by its Secretary or one of its Assistant Secretaries by his signature or a facsimile thereof.
Dated:
MISSISSIPPI POWER & LIGHT COMPANY

By:
Title:

Attest:

Title:

[FORM OF TRUSTEE’S
AUTHENTICATION CERTIFICATE]

TRUSTEE’S AUTHENTICATION CERTIFICATE

This bond is one of the bonds, of the series herein designated, described or provided for in the within-mentioned mortgage.

BANK OF MONTREAL TRUST
COMPANY, as Trustee,

By:
Authorized Officer

LEGEND
Unless and until this bond is exchanged in whole or in part for certificated bonds registered in the names of the various beneficial holders hereof as then certified to the Trustee by the Depository Trust Company or its successor (the “Depositary”), this bond may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.
Unless this certificate is presented by an authorized representative of the Depositary to the Company or its agent for registration of transfer, exchange or payment, and any certificate to be issued is registered in the name of Cede & Co., or such other name as requested by an authorized representative of the Depositary and any amount payable thereunder is made payable to Cede & Co., or such other name, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.
This bond may be exchanged for certificated bonds registered in the names of the various beneficial owners hereof if (a) the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, or (b) the Company elects to issue certificated bonds to beneficial owners (as certified to the Company by the Depositary).